COMPUTER ASSOCIATES ELECTS TWO NEW DIRECTORS

ISLANDIA, N.Y., March 27, 2002 - Computer Associates International, Inc. (CA) today announced the election of two new members to its Board of Directors: Walter P. Schuetze, former Chief Accountant to the Securities and Exchange Commission and Chief Accountant of the Commission's Division of Enforcement; and Professor Jay W. Lorsch, the Louis Kirstein Professor of Human Relations at the Harvard Business School and noted corporate governance expert. The addition of the two new Board members is effective April 1, 2002. CA also announced that Linus W. L. Cheung, Deputy Chairman of Pacific Century CyberWorks, has resigned from the Board.

"We are extremely pleased to welcome Walter and Jay as independent directors on CA's Board of Directors," said Charles B. Wang, Chairman of Computer Associates. "Both know our company well, both are recognized leaders in their field and they bring unique expertise to CA. Their choice to join Computer Associates' team is a strong vote of confidence in our company and our prospects going forward."

Commenting on Mr. Cheung's resignation, Wang said: "We thank Linus for his service to CA and appreciate his desire to focus more of his time on his existing commitments in Asia. He has made many contributions to CA and remains a great friend to our company."

Wang continued: "We are continuing our work to identify additional independent directors to strengthen CA's Board."

Said Walter Schuetze, who has been a consultant to CA on financial reporting matters since May 2001, "With its competitive new business model and management team, CA has tremendous potential. I look forward to working with the management team and Directors and to contribute to the stewardship of the company for shareholders."

Said Professor Lorsch: "CA is following through on its commitment made last year to strengthen its Board of Directors. As a Board member, my focus will be on helping CA to continue the significant progress it has already made in achieving high standards of corporate governance and in providing greater transparency to investors and other stakeholders." Professor Lorsch, as previously announced, has been an advisor to the Board of Directors on matters of corporate governance.

Said Linus W. L. Cheung, "I have great faith in CA's ability to prosper in the future and regret that my business commitments in Asia mean that I will not have sufficient time to work with Computer Associates in the years ahead."

Walter Schuetze was the Chief Accountant to the Securities and Exchange Commission from January 1992 to March 1995, when he retired. He was appointed the Chief Accountant of the Commission's Division of Enforcement in November 1997 and served to February 2000 when he retired again. Mr. Schuetze was a charter member of the Financial Accounting Standards Board, a member of the Financial Accounting Standards Advisory Council, and a member and chair of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants.

Professor Lorsch is the Louis Kirstein Professor of Human Relations at the Harvard Business School. He has served as Faculty Chairman of the Harvard Business School's Global Corporate Governance Initiative since 1998. He is the author of over a dozen books, the most recent of which are Aligning The Stars: How to Succeed When Professionals Drive Results (2002), and Pawns or Potentates: The Reality of America's Corporate Boards (1989). Having taught in all of Harvard Business School's educational programs, he was Chairman of Doctoral Programs, Senior Associate Dean and Chair of the Executive Education Programs from 1991-1995, Senior Associate Dean and Director of Research from 1986-1991, Chairman of the Advanced Management Program from 1980-1985, and prior to that was Chairman of the Organizational Behavior Area. As a consultant, he has worked with the boards of many corporate clients, including a number of Fortune 500 companies. He is currently a Director of the Brunswick Corporation and has previously served on the boards of other public companies.

About Computer Associates

Computer Associates International, Inc. (NYSE: CA) delivers The Software That Manages eBusiness. CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, BrightStor for storage management, eTrust for security management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development, and Jasmine for object-oriented database technology. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit http://ca.com.

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